UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

TOUGHBUILT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38739	46-0820877
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25371 Commercentre Drive, Suite 200

Lake Forest, CA

(Address of principal executive offices)

92630

(Zip code)

(949) 528-3100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X] Emerging growth company

[  ] If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common stock	TBLT	NASDAQ CAPITAL MARKET
Series A Warrants	TBLTW	NASDAQ CAPITAL MARKET

Item 1.01 Entry into a Material Definitive Agreement

The Certificate of Designation referenced in Section 1.01 of the Current Report on Form 8-K filed on December 23, 2019 (the “Original 8-K”) has been filed with the Secretary of State of the State of Nevada, and the exchange of Notes for the shares of Series D Preferred Stock described therein has been consummated.

ITEM 3.01 Notification of Failure to Satisfy a Continued Listing Rule or Standard - Remediated

As of June 25, 2019, ToughBuilt Industries, Inc. (the “Company”) received notice from the Nasdaq Capital Market (the “Capital Market”) that the Company has failed to maintain a minimum market value of listed securities of at least $35,000,000 required from May 13, 2019 to June 24, 2019 required for continued listing as required under Listing Rule 5550(b)(2). Under the Capital Market’s Rules, the Company had until December 23, 2019 to either regain the market value of listed securities requirement for ten consecutive trading days, or alternatively evidence compliance with the requirement of at least $2.5 million in stockholders equity and file a Current Report on Form 8-K which shows: 1. A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited (set forth above); 2. A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing; 3. An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2; and 4. A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

On June 26, 2019, the Company received notice from the Capital Market that it has failed to maintain the minimum bid price requirement of $1 from May 14 to June 25, 2019 required for continued listing as required under Listing Rule 5550(a)(2). Under the Capital Market’s Rules, the Company had until December 23, 2019 to either regain compliance for ten consecutive trading days, which would have necessitated a reverse stock split close to the top of the range previously approved by shareholders, or the Company could opt to qualify for an additional 180 day extension by meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

The Company has exchanged $5.5 million principal amount of its August 2019 Notes for Series D Preferred Stock, thus removing a liability of $5,500,000 from its balance sheet, which amount is now recorded as equity. Additionally, all of the Company’s Series B Warrants have expired as the November 14, 2019 and December 17, 2019 expiration dates have passed, thus the warrant derivative liability as of September 30, 2019 of $482,489 has accordingly been reversed as well. Thus, in total, $5,982,489 of liability has been removed from the Company’s balance sheet, and as adjusted the Company’s balance sheet would have shown a stockholders equity as of September 30, 2019 of $6,154,568. As of October 31, 2019, the Company showed stockholders equity on its balance sheet of approximately $495,000, so as adjusted by the $5,500,000 reduction in Note liability, the Company’s balance sheet would have shown stockholders equity of $5,995,000, and it believes the stockholders equity as of December 23, 2019 is approximately $5,700,000.

As of December 23, 2019, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transactions and events referenced above. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement, and if at the time of its next periodic report the Company does not evidence compliance, it may be subject to delisting.

As of December 23, 2019, the Company believes it meets all of the Nasdaq initial listing requirements (except the minimum bid price) and the continued listing requirement for the market value of publicly held shares as follows:

Stockholders Equity: $5,700,000

Market Value of Unrestricted Publicly Held Shares: $4,000,000 (rounded)

Operating History: In excess of five years

Unrestricted Publicly Held Shares: 24,000,000 (rounded)

Unrestricted Round Lot Shareholders: 800

Market Makers: 14

The Company hereby provides notice of its intention to cure the deficiency during the second compliance period (which ends June 23, 2020), by effecting a reverse stock split, if necessary.

Thus, the Company believes it qualifies for the additional 180 day extension as it has met the continued listing requirement for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement and has provided written notice of its intention to cure the deficiency during this second compliance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUGHBUILT INDUSTRIES, INC.

Date: December 23, 2019	By:	/s/ Michael Panosian
	Name:	Michael Panosian
	Title:	Chief Executive Officer and President